Exhibit 99.1

FOR RELEASE: Tuesday, August 25, 2015

Berkeley Heights, NJ

Gainesville, GA

August 25, 2015

AUTHENTIDATE AND AEON CLINICAL LABORATORIES ENTER INTO

NON-BINDING LETTER OF INTENT TO MERGE

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based revenue cycle management applications and telehealth products and services for healthcare organizations, and Peachstate Health Management, LLC d/b/a AEON Clinical Laboratories, an expanding clinical laboratory based in Gainesville, GA (“AEON”), today announced that the companies have entered into a non-binding letter of intent (the “Letter of Intent”) for the acquisition of all of the outstanding membership interests of AEON in exchange for shares of a newly created class of Series E Preferred Stock of Authentidate (the “Series E Shares”).

The Letter of Intent contemplates the AEON members will be issued such number of Series E Shares as shall be convertible into 19.9% of the outstanding shares of the Company’s Common Stock on the date of the closing of the merger transaction, and an additional 5% of the outstanding shares of the Company’s Common Stock upon approval of the merger transaction by the shareholders of the Company. Additional Series E Shares will be issued to AEON members in 2016 and 2020 if AEON achieves certain financial results. The additional 2016 Series E Shares will be convertible into 24% of the outstanding shares of the Company’s Common Stock on the date of the closing and will be issued to the AEON members provided AEON achieves $16 million of EBITDA in calendar year 2015. The AEON members will be issued another tranche of Series E Shares in 2020 which, including the previously issued Series E Shares, will be convertible into 85% of the outstanding shares of the Company’s Common Stock (on a partially diluted basis) provided AEON achieves $65.9 million in EBITDA, in the aggregate, in calendar years 2017 and 2018, or $99 million in EBITDA, in the aggregate, for calendar years 2016, 2017 and 2018. The Letter of Intent also provides for the issuance of Series E Shares as bonus shares for the achievement of $117 million in net income for the four fiscal years ending December 31, 2019, convertible into 5% of the outstanding shares of the Company’s Common Stock (on a partially diluted basis). The holders of the Series E Shares will have certain preferential rights, including the right to vote separately as a class to nominate and elect one director for each 10% of the outstanding shares of Authentidate’s Common Stock into which the outstanding Series E Shares shall be convertible.

In calendar year 2014, AEON achieved approximately $31.9 million in revenues, net income of approximately $18.6 million and had working capital of approximately $14.3 million. These results are on an unaudited basis during a period when AEON was operated as a limited liability company and audited results may vary materially from these unaudited results.

Charles Lucas, Chairman of the Board of Authentidate stated “AEON brings to the Company a stellar group of executives and key managers with a proven track record of developing and growing a business. We believe there are a number of synergies between the companies from both a market and product perspective and that the combined business will have a broader end-to-end solution for the healthcare markets we target. AEON’s history of profitability will enable the Company to self-fund growth and we are very excited about AEON’s prospects and plans for the future. The AEON transaction is a valuable opportunity for Authentidate’s shareholders.”

“Our long term plans always included becoming a public company” commented Richard Hersperger, CEO of AEON, “The proposed merger with Authentidate not only allows us to achieve that goal more quickly than we originally anticipated, but it also gives us access to the public market, greater leverage and a broader product set as we implement our expansion plans and consider diversification strategies.”

The Letter of Intent is non-binding and any agreement is subject to the negotiation and execution of a definitive transaction agreement, which may vary from the terms set forth in the Letter of Intent. The final transaction is also subject to material conditions, including, but not limited to, the approval of: (i) the respective boards of directors of the companies, (ii) the shareholders of the Company and the members of AEON, (iii) the Nasdaq Stock Market, and (iv) other customary conditions for a transaction of this nature. Accordingly, there can be no assurance that a definitive agreement will be reached by the parties, or that any agreement will result in the completion of the merger transaction.

About AEON Clinical Laboratories

AEON Clinical Laboratories is a growing comprehensive and efficient clinical laboratory using state of the art testing equipment. Housed in a 28,000 square foot campus, in Gainesville, Georgia, AEON emphasizes Technology Innovation. AEON has developed proprietary methodologies that provide some of the fastest and most reliable urine and oral fluid (saliva) test results in the nation. AEON provides health care professionals with four primary tests: Medical Toxicology, Pharmacogenomics, Cancer Genetic Testing, and Molecular Biology.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based revenue cycle management applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

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